Exhibit 99.1

AMBASSADORS INTERNATIONAL, INC. ANNOUNCES NEW CHIEF
EXECUTIVE OFFICER AND CO-CHAIRMAN OF THE BOARD AND DECLARES
QUARTERLY DIVIDEND

Newport Beach, CA., November 7, 2003 – Ambassadors International, Inc. (Nasdaq:AMIE) (the “Company”), a leading travel services group, announced today the election of Joseph J. Ueberroth as the President and Chief Executive Officer of the Company effective November 7, 2003. Joe has served as a Director of the Company since 2001 and played an integral role in AMIE’s successful investment in both Getthere.com and Sato Travel.

Joe’s recent experiences include being a founder of BellPort Group, a leading international marina company, where he has served as the Company’s President and Chief Executive Officer from 1998 to November 1, 2003 when he became Co-Chairman of the company. He also serves as a managing member of the CGI Opportunity Fund, which includes investments in Enwisen, Newport Works, and Milepoint.

Also joining Joe Ueberroth is Joseph McCarthy. Joseph will be the Company’s Director of New Business. Joseph’s previous involvement included private equity activities at the Fletchum Asset Management Company and an attorney at Latham and Watkins.

John Ueberroth has resigned as the President and Chief Executive Officer and has been appointed as Co-Chairman of the Board of Directors with his brother, Peter Ueberroth. This action will now enable John to join Peter in devoting more attention to the Company’s acquisition efforts.

The company also announced that its Board of Directors declared a quarterly dividend payment of $0.10 per share, which will be paid on December 8, 2003 to all common shareholders of record on November 24, 2003. The dividend is the second quarterly dividend since the Company initiated its dividend policy on September 2, 2003.

About the Company:

Ambassadors International, Inc. develops markets and manages meetings and incentive programs for a nationwide roster of corporate clients that utilize incentive travel, merchandise award programs and corporate meeting management services. The Company provides comprehensive hotel reservation, registration, and travel services for meetings, conventions, expositions and trade shows. The Company also develops markets and distributes event portfolio management solutions for corporations and large associations. The Company has offices in Spokane, WA, Newport Beach, CA, San Diego, CA, San Francisco, CA, Atlanta, GA and Chicago, IL.

Forward-Looking Statements:

This press release contains forward-looking statements regarding the Company’s actual and expected financial performance and the reasons for the variances between quarter-to-quarter results. Forward looking statements which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in the future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release, and could involve risks including overall conditions in the travel services markets and general economic conditions. The Company expressly disclaims any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in Company expectations or any change in events. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. For a more complete discussion of these and other factors, please refer to the Company’s Form 10-K for the year ended December 31, 2002 and other documents filed periodically with the Securities and Exchange Commission.

For further information, please contact: Tim Fogarty of Ambassadors International, Inc., +1-949-759-5900.